Exhibit (n)(4)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints James E. Keenan, Laurence D. Paredes and Abby Miller, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign a Registration Statement on Form N-2 of BlackRock Capital Investment Corporation, and any and all amendments and supplements thereto, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney on the dates indicated.

Name	Capacity	Date

/s/ James E. Keenan
James E. Keenan	Interim Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	March 10, 2022

/s/ Abby Miller
Abby Miller	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 10, 2022

/s/ Maureen K. Usifer
Maureen K. Usifer	Director	March 10, 2022

/s/ John R. Baron
John R. Baron	Director	March 10, 2022

/s/ Jerrold B. Harris
Jerrold B. Harris	Director	March 10, 2022

/s/ William E. Mayer
William E. Mayer	Director	March 10, 2022

/s/ Meridee A. Moore
Meridee A. Moore	Director	March 10, 2022